Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-140701 and 333-149237) pertaining to the Employee Stock Option Plan of Allot Communications Ltd., of our reports dated June 26, 2008, with respect to the consolidated financial statements of Allot Communications Ltd., and the effectiveness of internal controls over financial reporting of Allot Communications Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2007.

/s/ KOST FORER GABBAY & KASIERER
June 26, 2008	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global